EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

          SPORTSLINE USA, INC. ACQUIRES INTERNATIONAL GOLF OUTLET, INC.

         Fort Lauderdale, Florida -- (June 29, 1998) -- SportsLine USA, Inc. (NASDAQ/NMS: SPLN), the publisher of CBS SportsLine (cbs.sportsline.com), announced today that it has completed the acquisition of International Golf Outlet, Inc. ("IGO"), a privately-held Internet retailer that sells fine golf equipment and accessories through its online service (www.igogolf.com).

         SportsLine USA acquired all of the outstanding capital stock of IGO for $2 million, consisting of $350,000 in cash and $1.65 million of SportsLine USA common stock (46,924 shares at $35.1626 per share). SportsLine USA also agreed to issue additional common stock, currently valued at $1.5 million, to the IGO shareholders if IGO meets certain revenue and earnings targets over the next three years. The acquisition will be accounted for under the "purchase method"' whereby the majority of the purchase price will be recognized as goodwill and amortized over ten years. IGO will be operated as a wholly owned subsidiary of SportsLine USA, under David Schofman, co-founder of IGO, who will become SportsLine USA's Director of Golf Merchandise.

         According to Michael Levy, SportsLine USA's president and chief executive officer, "the acquisition of IGO compliments our acquisition of GolfWeb earlier this year and demonstrates SportsLine USA's commitment to growing our e-commerce business. This acquisition will also ensure that golf enthusiasts will have greater access to golf equipment and accessories on SportsLine USA's Web sites, and will provide SportsLine USA a stronger e-commerce platform to assist in reaching our objective of becoming the leading Internet sports media company."

ABOUT INTERNATIONAL GOLF OUTLET, INC.

         IGO (www.igogolf.com), based in Austin, Texas, is an electronic mail order golf store on the Internet that offers fine golf equipment and accessories, including golf clubs, golf balls, bags, footwear, apparel, accessories, training aids, art, software, books, and videos through its Web site and third-party Web sites. International Golf Outlet, Inc. established its online e-commerce operations in 1995 and currently sells golf equipment to consumers in more than 100 countries.

ABOUT SPORTSLINE USA, INC.

         SportsLine USA, Inc. (NASDAQ/NMS: SPLN) is a leading Internet-based sports media company that provides branded, interactive information and programming as well as merchandise to sports enthusiasts worldwide. SportsLine USA publishes CBS SportsLine, which features more than 300,000 pages of multimedia sports information, entertainment and merchandise covering all major professional, collegiate and international sports and includes

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exclusive content from sports teams, organizations and superstars such as
Michael Jordan, Tiger Woods and Shaquille O'Neal. SportsLine USA was founded in 1994, and its Internet sports service was renamed CBS SportsLine in March of 1997 as part of an exclusive five-year promotional and content agreement with CBS Sports.

Note: This press release contains forward-looking statements, which involve risks and uncertainties. SportsLine USA's actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, the growth rate of the Internet, constantly changing technology and market acceptance of the company's products and services. Investors are also directed to consider the other risks and uncertainties discussed in SportsLine USA's Securities and Exchange Commission filings, including those discussed under the caption "Risk Factors That May Affect Future Results" in SportsLine USA's Annual Report on Form 10-K for the year ended December 31, 1997. SportsLine USA undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:

     SportsLine USA, Inc., Fort Lauderdale
     Kenneth Sanders
     Chief Financial Officer

     954/351-2120, ext. 829
     or
     Sara L. Wilkins
     Director, Investor Relations
     954/351-2120, ext. 511
     saraw@sportsline.com